Exhibit 10.25

FIRST AMENDMENT TO THE

SHORT-TERM ANNUAL INCENTIVE PLAN

1.	EFFECTIVE DATE.

This First Amendment to the Short-Term Annual Incentive Plan is made effective the 1st day of January, 1999.

2.	DEFERRAL ELECTION.

A Participant may elect to defer receipt of all or a specified part of the Incentive Award payable to the Participant. An amount equal to the portion of the Incentive Award deferred will be credited to the Participant’s Account in the Black Hills Nonqualified Deferred Compensation Plan. An election to defer an Incentive Award shall be made pursuant to rules and regulations provided by the Committee for that purpose and shall be effective when filed with such Committee with respect to the Incentive Award or any part of it so elected. The deferral election must be filed prior to the end of the year as to which an Incentive Award is to be determined in January of the subsequent Plan Year; provided, that in the Plan Year in which this amendment becomes effective, a Participant may make an election to defer receipt of the Incentive Award within 30 days after the date this amendment is effective, but not later than the day prior to the day on which the Committee determines the Incentive Award.

In the event the Participant defers his or her stock award under this Plan, the Company shall establish a common stock equivalent memorandum account (“Stock Account”) and shall credit the Stock Account with Company common stock equivalents.

Dated the date and year first above written.

Black Hills Corporation

By:	/s/ Daniel P. Landguth
Daniel P. Landguth
Chairman, President and CEO

SECOND AMENDMENT TO THE

SHORT-TERM ANNUAL INCENTIVE PLAN

1.	EFFECTIVE DATE:

This Second Amendment to the Short-Term Annual Incentive Plan is effective January 1, 2009 and supersedes the “First Amendment to Short-Term Annual

Incentive Plan”, dated January 1, 1999, in its entirety.

Except as otherwise provided herein, the Company intends that this Plan will be exempt from Code Section 409A under the “short-term deferral” exemption and that the Plan will comply with the exemption under Code Section 409A and the regulations issued thereunder effective January 1, 2009. During the period from January 1, 2005 though December 31, 2008, the Company intends to operate this Plan in reasonable good faith compliance with the “short-term deferral” exemption under Code Section 409A and the interim guidance issued thereunder.

2.	AMENDMENT:

Section 6 is amended to add subsections (c) and (d) to read as follows

(c)       Except to the extent that a Participant elects to defer payment of an Incentive Award in accordance with the provisions of subsection (d), payment of each Incentive Award shall be made to the Participant within 2-1/2 months after the end of the Plan Year in which the Participant obtains a legally binding right to the Incentive Award or, if later, in which the Incentive Award is no longer subject to a substantial risk of forfeiture. To the extent that a Participant does not elect to defer payment of an Incentive Award, it is the intent of the Company that this Plan shall be exempt from the application of Section 409A of the Internal Revenue Code under the “short-term deferral” exemption.

For purposes of this subsection (c), the terms “legally binding right” and “substantial risk of forfeiture” shall have the meanings assigned to them under Code Section 409A.

(d)       A Participant may elect, in accordance with the terms of the Nonqualified Deferred Compensation Plan, to defer receipt of all or a specified portion of an Incentive Award payable to the Participant, in which case an amount equal to the portion of the Incentive Award that the Participant has elected to defer shall be credited to the Participant’s Account in the Black Hills Nonqualified Deferred Compensation Plan on the date payment of the Incentive Award would have been made in the absence of an election to defer. An election to defer an Incentive Award shall be made in writing pursuant to rules and regulations provided by the Committee for that purpose and shall be effective when filed with such Committee with respect to the Incentive Award or any part so elected. The deferral election must be filed by June 30 of the Plan Year prior to the Plan Year in which the Award will be determined or, if earlier, by the day before the date on which the Incentive Award has become readily ascertainable (as defined for purposes of Section 409A of the Internal Revenue Code). In no event shall an election to defer be effective unless the Participant is an employee at all times from the first day of the Plan Year (or, if later, the date the performance measures for the Plan Year have been established) until the date the election is made.

In the event the Participant elects to defer his or her stock award under this Plan, the Company shall establish a common stock equivalent memorandum account (“Stock Account”) and shall credit the Stock Account with Company common stock equivalents.

With respect to any amounts that the Participant elects to defer hereunder, it is the intent of the Company that (1) the Plan will comply with the provisions of Section 409A of the Internal Revenue Code and the regulations thereunder, effective January 1, 2009 and (2) during the period beginning January 1, 2005 and ending December 31, 2008, the Plan will be operated in reasonable good faith compliance with the provisions of Section 409A of the Internal Revenue Code and the interim guidance thereunder with respect to any amounts that the Participant elects to defer hereunder.

Except for the Amendment above, the Plan shall remain in full force and effect.

Black Hills Corporation

By:	/s/ David R. Emery
David R. Emery
Chairman, President and CEO